Exhibit 23.5

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of the Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2014, which uses the name Cawley, Gillespie & Associates, Inc., refers to Cawley, Gillespie & Associates, Inc., and incorporates information contained in our letter as of December 31, 2014, on the proved oil, natural gas liquids, and natural gas reserves of Eagle Rock Energy Partners, L.P. dated February 11, 2015. We further consent to the use of our name in the “Experts” section of the Registration Statement.

Very truly yours,

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas
March 22, 2016